Exhibit 99.2

News Release

FROM: Rakesh Sachdev, President & CEO	FORWARD INQUIRIES TO: Sigma-Aldrich
Kirk Richter
+ (1) 314-286-8004
kirk.richter@sial.com

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH (NASDAQ: SIAL) APPOINTS KIRK RICHTER AS INTERIM CFO

ST. LOUIS, MO, November 15, 2010—Sigma-Aldrich is pleased to announce the appointment of Kirk Richter to the role of Interim Chief Financial Officer (CFO). He currently serves as Vice President and Treasurer, duties that he will continue to perform. He succeeds Rakesh Sachdev in the CFO role with Mr. Sachdev’s appointment to President and CEO. Mr. Richter will serve in this role until such time as the Board of Directors has determined a permanent replacement for Mr. Sachdev.

Mr. Sachdev commented, “We are pleased to be able to appoint Kirk to this expanded finance leadership role. In this position, his 32 years of experience with our Company in its global finance operation is expected to enhance our own leadership position as we pursue opportunities to enhance our sales and profit growth and build shareholder value. Kirk has an impressive record of success, demonstrating strong leadership, innovative thinking and operational excellence.”

Mr. Richter (age 64) began his career at the Company in 1978. He has been Vice President and Treasurer since 1998, with responsibilities for the Company’s treasury, tax and investor relations functions. He previously served as Corporate Controller from 1983 to 1998. He earned a Bachelor of Science in Business Administration degree from the University of Missouri-St. Louis and is a C.P.A.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 40 countries and has 7,700 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com

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